Exhibit 10.1

AGREEMENT AND RELEASE AND WAIVER OF CLAIMS

This Agreement and the Release and Waiver contained herein are made and entered into in Dallas, Texas, by and between AT&T Management Services, L.P. (hereinafter "Company") and Mr. Richard G. Lindner (hereinafter "Mr. Lindner") for and in consideration of the mutual promises and agreements set forth below and are conditional on performance of such promises and agreements.

WHEREAS, Mr. Lindner has agreed to retire from the Company on June 1, 2011; and as a consequence, Mr. Lindner will be entitled to receive appropriate, usual and customary benefits and certain other benefits described herein; and

WHEREAS, both parties agree that in connection with Mr. Lindner’s retirement on June 1, 2011, in addition to the before referenced appropriate, usual and customary benefits, Mr. Lindner should receive additional benefits and consideration as set forth herein, and that Mr. Lindner, among other things, should release and forever discharge the Company, AT&T Inc. (“AT&T”), any and all other subsidiaries (which term when used throughout this document shall include entities, corporate or otherwise, in which the company referred to owns, directly or indirectly, fifty percent or more of the outstanding equity interests) of AT&T, their officers, directors, agents, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan, from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever, arising from or in connection with Mr. Lindner’s employment by Company or any affiliate of AT&T and/or Mr. Lindner’s separation therefrom, all as set forth in more detail in the Release and Waiver contained herein.

WHEREAS, Mr. Lindner has been employed by the Company and/or its subsidiaries for over twenty-five (25) years and worked in significant positions and assignments that required access to and involvement with confidential and proprietary information, trade secrets and matters of strategic importance to Company, AT&T and/or AT&T’s subsidiaries that will continue beyond Mr. Lindner’s employment with Company.  During the term of his longstanding employment in various capacities with the Company, or an AT&T subsidiary, Mr. Lindner has acquired knowledge of all aspects of its business, on a national and regional level, including but not limited to operations, sales, marketing, advertising, technology, networks, network technology, network development and strategy, distribution and distribution channels, operations, strategic planning initiatives, new product and services development, strategic planning, rate information and growth strategies and initiatives.  Mr. Lindner has acquired and possesses unique skills as a result of employment with Company, AT&T, and AT&T’s subsidiaries.  The trade secrets with which Mr. Lindner has been involved are critical to Company’s, AT&T’s, and AT&T’s subsidiaries’ success.  Disclosure of this information in the performance of services for a subsequent employer engaged in similar businesses would be inevitable and inherent as part of Mr. Lindner’s performance of services for such an employer.  For all of these reasons and due to the confidential and proprietary information and trade secrets Mr. Lindner learned in his employment with the Company, or an AT&T subsidiary, Mr. Lindner acknowledges that it is reasonable for the Company to seek the restrictions contained in the subsequent provisions of this Agreement and that more limited restrictions are neither feasible nor appropriate.  Mr. Lindner understands and agrees that the consideration provided herein requires Mr. Lindner to comply strictly with all terms of this Agreement including, but not limited to, confidentiality, non-solicitation of employees and non-solicitation of customers as set forth below.

NOW, therefore, the parties further agree as follows:

1. Mr. Lindner will retire from the Company effective at the close of business on June 1, 2011, and Mr. Lindner herewith resigns all officer and director positions that he may hold in AT&T and in any subsidiary of AT&T effective at the close of business on June 1, 2011.

2. Mr. Lindner shall execute this Agreement and the Release and Waiver contained herein and the Company shall propose the following to the Human Resources Committee of the AT&T Board of Directors (the “Committee”): (A) provisions requiring automatic proration of Mr. Lindner’s 2011 Performance Share Grant are eliminated and Mr. Lindner shall be eligible for full distribution of such grant in accordance with all other provisions of such grant and the AT&T 2006 Incentive Plan, and (B) 100% vesting of Mr. Lindner’s 2009 Restricted Stock Grant, each of which to be effective after 7 days from the execution of this agreement provided that Mr. Lindner does not revoke or cancel this Agreement.

3. The consideration described herein shall be in lieu of, and Mr. Lindner hereby specifically waives any right to any and all other termination pay allowance resulting from his termination of employment.

4. This Agreement and the Release and Waiver contained herein do not abrogate any of the usual entitlements that Mr. Lindner has or will have, first, while a regular employee and subsequently, upon his retirement.  All of said benefits will be subject to and provided in accordance with the terms and conditions of the respective benefit plans as applicable to Mr. Lindner.  Further, AT&T and its subsidiaries have reserved the right to end or amend any or all of the plans that it sponsors.  Each participating subsidiary, which includes the Company, has reserved the right to end its participation in these plans and to discontinue providing any and all such benefits.  If any of the plans should be terminated or changed or the Company ends its participation or ceases to provide such benefits, to the extent that such action may apply to Mr. Lindner, it is subject to the terms and conditions of the specific plan and applicable law.  This means, for example, that Mr. Lindner will not acquire a lifetime right to any health care plan benefit or to the continuation of any health care plan merely by reason of the fact that such benefit or plan is in existence at the time of Mr. Lindner's retirement or because of this Agreement and the Release and Waiver contained herein.  Thus, Mr. Lindner’s rights/entitlements to any benefit under any of the plans are no different as a result of entering into this Agreement and the Release and Waiver contained herein than they would have been in the absence of this Agreement and the Release and Waiver contained herein.

5. At the Company's request at any time during the eighteen (18) months immediately following his retirement, Mr. Lindner will cooperate with the Company, AT&T or any AT&T subsidiary in any future claims or lawsuits involving any of them where Mr. Lindner has knowledge of the underlying facts; provided, however, Mr. Lindner shall not be required to and shall not provide such services for more than twenty percent (20%) of the average amount of time he provided bona fide services over the thirty-six (36) month period immediately preceding June 1, 2011.  For the time Mr. Lindner spends working on any claims or lawsuits at such request, Mr. Lindner shall be reimbursed at the equivalent per hour base salary rate at which Mr. Lindner was being compensated by the Company immediately prior to his retirement; provided, however, that if Mr. Lindner is a named party in any claim or lawsuit and the Company, in its discretion, determines that Mr. Lindner’s interests are adverse to the Company, AT&T or any AT&T subsidiary, he will not be entitled to such compensation. In addition, Mr. Lindner agrees not to voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against the Company, AT&T or any of their respective subsidiaries; provided, however, that nothing in this Agreement shall prohibit Mr. Lindner from exercising his right to file a charge of discrimination with the EEOC, or that would limit his right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC; provided, further, however, nothing in this Agreement will be construed to prevent Mr. Lindner from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceedings involving the Company, AT&T or any of their respective subsidiaries.

The Company agrees to indemnify Mr. Lindner if he is a named defendant or is threatened to be made a named defendant to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company or any AT&T subsidiary) by reason of the fact that he was a director, officer, employee or agent of the Company or any AT&T subsidiary, or was serving at the request of the Company or any AT&T subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

6. Mr. Lindner acknowledges that, as a result of his employment by the Company, he has been (and will be through his retirement date) privy to certain Trade Secrets and Confidential Information (as these terms are defined below) of AT&T and its subsidiaries.  Mr. Lindner acknowledges that AT&T and its subsidiaries must protect its Trade Secrets and Confidential Information from disclosure or misappropriation, and Mr. Lindner further acknowledges that the Trade Secrets and Confidential Information are unique and confidential and are the proprietary property of AT&T and its subsidiaries.  Mr. Lindner acknowledges that the Trade Secrets and Confidential Information derive independent, actual and potential commercial value from not being generally known, or readily ascertainable through independent development.  Mr. Lindner agrees to hold Trade Secrets and Confidential Information in trust and confidence and to not directly or indirectly disclose or transmit Trade Secrets or Confidential Information to any third party without prior written consent of AT&T.  Mr. Lindner further agrees not to use any such Trade Secrets or Confidential Information for his personal benefit or for the benefit of any third party.  This restriction shall apply indefinitely as long as the document or information exists as a Trade Secret or Confidential Information.

On or before his retirement, Mr. Lindner shall return to AT&T or an AT&T subsidiary all of AT&T’s (and its subsidiaries’) documents (and all copies thereof), and other property of AT&T and its subsidiaries that are in Mr. Lindner’s possession, including, but not limited to, AT&T’s (and its subsidiaries’) files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, and keys; and, any materials or any kind which contain or embody Trade Secrets or Confidential Information of AT&T or its subsidiaries (and all reproductions thereof), including, without limitation, any such  documents and other property of AT&T or its subsidiaries in electronic form, or any computer or data storage device.  Mr. Lindner shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilation, or other representations of such information or things or their contents.

“Trade Secret” means information proprietary to AT&T or any subsidiary including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, marketing plans, pricing plans, advertising and sponsorship plans, product development analyses or plans, any plans involving the combination of AT&T’s or its subsidiaries’ products, services, or pricing with products or services offered or to be offered by or in conjunction with AT&T or any subsidiary of AT&T, or lists of actual or potential customers or suppliers which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Confidential Information” means any data or information, other than Trade Secrets, that is competitively sensitive to AT&T or an AT&T subsidiary and not generally known by the public.  To the extent consistent with the foregoing definition, Confidential Information includes, without limitation:  (1) the sales records, profit and performance records, pricing manuals, sales manuals, training manuals, selling and pricing procedures, and financing methods of AT&T or an AT&T subsidiary, (2) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers for the products and services of AT&T or any AT&T subsidiary, (3) the specifications of any new products or services under development by AT&T or any AT&T subsidiary, (4) the sources of supply for integrated components and materials used for production, assembly, and packaging by AT&T or any AT&T subsidiary, and the quality, prices, and usage of those components and materials, and (5) the business plans, marketing strategies, promotional and advertising strategies, branding strategies, and internal financial statements and projections of AT&T or any AT&T subsidiary.

Notwithstanding the definitions of Trade Secrets and Confidential Information set forth above, Trade Secrets and Confidential Information shall not include any information: (1) that is or becomes generally known to the public, (2) that is developed by Mr. Lindner after his termination of employment through his entirely independent efforts without use of any Trade Secret or Confidential Information, (3) that Mr. Lindner obtains from an independent source having a bona fide right to use and disclose such information, (4) that is required to be disclosed by subpoena, law, or similar legislative, judicial, or administrative requirement; provided, however, Mr. Lindner will notify the Company upon receipt of any such subpoena or similar request and give the Company a reasonable opportunity to contest or otherwise oppose the subpoena or similar request, or (5) that AT&T approves for unrestricted release by express authorization of a duly authorized officer.

It is hereby agreed that Mr. Lindner may represent himself as a former employee or retiree of the Company or AT&T; but otherwise he agrees that he will not make, nor cause to be made any public statements, disclosures or publications which relate in any way, directly or indirectly to his cessation of employment with the Company without prior written approval by the Company.  Mr. Lindner also agrees that he will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of, the Company, AT&T, their subsidiaries, directors, officers, employees and agents, past, present or future.

7. In exchange for the consideration provided under this Agreement, specifically including access to Confidential Information and Trade Secrets through Mr. Lindner’s retirement date, Mr. Lindner agrees that he shall not, during the thirty-six (36) months immediately following his retirement, without obtaining the written consent of the Company in advance, participate in activities that constitute Engaging in Competition with AT&T or Engaging in Conduct Disloyal to AT&T, as those terms are defined below.

a.
“Engaging in Competition with AT&T” means engaging in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business.  “Engaging in Competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business.  “Engaging in Competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

b.
“Engaging in Conduct Disloyal to AT&T” means (i) soliciting for employment or hire, whether as an employee or as an independent contractor, any person employed by AT&T or any of it’s subsidiaries during the one (1) year prior to Mr. Lindner’s termination of employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T or its subsidiaries; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Mr. Lindner had business contact on behalf of any Employer Business during the two (2) years prior to Mr. Lindner’s termination of employment, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or any of it’s subsidiaries; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Mr. Lindner had business contact, whether in person or by other media (“Customer”), on behalf of any Employer Business during the two (2) years prior to Mr. Lindner’s termination of employment, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business.

c.	“Employer Business” shall mean AT&T, any subsidiary of AT&T, or any business in which AT&T or an AT&T subsidiary has a substantial ownership or joint venture interest;

Mr. Lindner acknowledges that the business of AT&T and its subsidiaries is global in scope and that the geographic and temporal limitations set forth in this Section are therefore reasonable.

Mr. Lindner may submit a description of any proposed activity in writing to the Company, and the Company shall advise Mr. Lindner, in writing, within (15) fifteen business days whether such proposed activity would constitute a breach of the provisions of this Section.

8. Mr. Lindner acknowledges and agrees that the Company would be unwilling to provide the consideration received pursuant to this Agreement and the Release and Waiver contained herein but for the confidentiality, non-solicitation, and non-compete conditions and covenants set forth in Sections 6 and 7, and that these conditions and covenants are a material inducement to AT&T’s willingness to enter into this Agreement.  Accordingly, Mr. Lindner shall return to Company any consideration received pursuant to this Agreement and the Release and Waiver contained herein, for any breach by Mr. Lindner of the provisions of Section 6 or 7 hereof, or of the Release and Waiver contained herein.  Further, Mr. Lindner recognizes that any breach by him of the provisions in Sections 6 or 7 would cause irreparable injury to the Company such that monetary damages would not provide an adequate or complete remedy.  Accordingly, in the event of Mr. Lindner’s actual or threatened breach of the provisions of Section 6 or 7, the Company, in addition to all other rights under law or this Agreement, shall be entitled to an injunction restraining Mr. Lindner from breaching these provisions and to recover from Mr. Lindner its reasonable attorneys’ fees and costs incurred in obtaining such remedies.  The parties agree that no provision in this agreement shall act to limit the Company’s rights under any prior agreement or plan.

9. Mr. Lindner declares that his decision to execute this Agreement and the Release and Waiver contained herein has not been influenced by any declarations or representations by Company, AT&T, or any subsidiary of AT&T, other than the contractual agreements and consideration expressly stated herein.

The Company has expressly advised Mr. Lindner to seek personal legal advice prior to executing this Agreement and the Release and Waiver contained herein and Mr. Lindner, by his signature below, hereby expressly acknowledges that he was given at least twenty one (21) days in which to seek such advice and decide whether or not to enter into and execute the Release and Waiver contained herein.  The parties agree that any changes to this Agreement or to the Release and Waiver contained herein made after the initial draft of this Agreement and Release and Waiver of Claims is presented to Mr. Lindner, whether material or immaterial, do not restart the running of said twenty-one (21) day period.

Mr. Lindner may revoke this Agreement and the Release and Waiver contained herein within seven (7) days of his execution of the Release and Waiver contained herein by giving notice, in writing, by certified mail, return receipt requested to the Company at the address specified below.  Proof of such mailing within said seven (7) day period shall suffice to establish revocation pursuant to this Section.  In the event of any such revocation, this entire Agreement and the Release and Waiver contained herein shall be null and void, and unenforceable by either party.

10. Any notice required hereunder to be given by either party will be in writing and will be deemed effectively given upon personal delivery to the party to be notified, or five (5) days after deposit with the United States Post Office by certified mail, postage prepaid, to the other party at the addresses noted in the signature block of this Agreement.

11. The validity, interpretation, construction and performance of this Agreement and the Release and Waiver contained herein shall be governed by the laws of the State of Texas excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement and the Release and Waiver contained herein to the substantive law of another jurisdiction. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Agreement, which the parties agree is a material condition of entering into this Agreement, the parties agree and acknowledge that (a) the sole and exclusive venue for any such action shall be an appropriate federal or state court in Dallas County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Dallas County, Texas court, and no other, (c) such Dallas County, Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto, and (d) that the parties waive any and all objections and defenses to bringing any such action before such Dallas County, Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

12. The terms and conditions contained in this Agreement that by their sense and context are intended to survive the termination or completion of performance of obligations by either or both parties under this Agreement shall so survive.

13. This Agreement and the Release and Waiver contained herein shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

14. This Agreement and the Release and Waiver contained herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that this Agreement shall not be deemed to supersede or cancel any obligations applicable to Mr. Lindner under any AT&T or AT&T subsidiary sponsored deferred compensation plan, equity award plan, fringe benefit program, or any other AT&T or AT&T subsidiary sponsored benefit plan as to which Mr. Lindner is a participant or beneficiary immediately preceding his retirement date.

15. In the event any provision of this Agreement or the Release and Waiver contained herein is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Agreement or said Release and Waiver, except that should said Release and Waiver be held to be invalid as applicable to and as asserted by Mr. Lindner with regard to any claim or dispute covered thereunder, or should any part of the provisions of Sections 6, 7, or 8 of this Agreement be held invalid, void, or unenforceable as applicable to and as asserted by Mr. Lindner, this Agreement and the Release and Waiver contained herein, at the Company's option, may be declared by the Company null and void.  If this Agreement and the Release and Waiver contained herein are declared null and void by Company pursuant to the provisions of this Section, Mr. Lindner shall return to Company all consideration previously received pursuant to this Agreement and the Release and Waiver contained herein.

16. This Agreement and the Release and Waiver contained herein shall inure to the benefit of and be binding upon, Company, its successors and assigns, and Mr. Lindner and his beneficiaries, whether under the various employee benefit programs or otherwise.

17. This Agreement and the Release and Waiver contained herein shall be and hereby is declared to be null and void in the event that Mr. Lindner does not retire from the Company on or before the close of business on June 1, 2011. All payments and other consideration to be provided to Mr. Lindner by Company are contingent upon Mr. Lindner’s retirement actually becoming effective on or before the close of business on June 1, 2011, and are further contingent upon Mr. Lindner’s execution of this Agreement no later than June 1, 2011 and the Release and Waiver contained herein on June 1, 2011, and not revoking either this Agreement or the Release and Waiver contained herein.

AT&T Management Services, L.P.                                                                                     Richard G. Lindner
208 South Akard Street
Room 2355
Dallas, TX  75202

/s/  William A. Blase                                                                                                                 /s/  Richard G. Lindner
William A. Blase                                                                                                                        Richard G. Lindner
Senior Executive Vice President-Human Resources

Date:   March 28, 2011                                                                          Date:    March 29, 2011

RELEASE AND WAIVER

I, Richard G. Lindner, hereby fully waive and forever release and discharge Company, AT&T, any and all other subsidiaries of Company and of AT&T, their officers, directors, agents, servants, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever arising from or in connection with my past employment by Company (and any AT&T subsidiary to the extent applicable) and/or my separation therefrom, including but not limited to claims, actions, causes of action or suits of any kind allegedly arising under the Employee Retirement Income Security Act (ERISA), as amended, 29 USC §§ 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 USC §§ 701 et seq.; the Civil Rights Acts of 1866 and 1870, as amended, 42 USC §§ 1981, 1982 and 1988; the Civil Rights Act of 1871, as amended, 42 USC §§ 1983 and 1985; the Civil Rights Act of 1964, as amended, 42 USC § 2000d et seq.; the Americans With Disabilities Act, as amended, 42 USC §§ 12101 et seq., and the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 USC §§ 621 et seq., known and unknown.  In addition, I, Richard G. Lindner, agree not to file any lawsuit or other claim seeking monetary damage or other relief in any state or federal court or with any administrative agency against any of the aforementioned parties in connection with or relating to any of the aforementioned matters.  Provided, however, by executing this Release and Waiver, I, Richard G. Lindner, do not waive rights or claims that may arise after the date of execution; provided further, however, this Release and Waiver shall not affect my right to receive or enforce through litigation, any indemnification rights to which I am entitled as a result of my past employment by the Company or contract rights pursuant to the Agreement and Release and Waiver of Claims entered into contemporaneously herewith and, if applicable, any subsidiary of AT&T; and, provided further, this Release and Waiver shall not affect the ordinary distribution of benefits/entitlements, if any, to which I am entitled upon termination from Company; it being understood by me that said benefits/entitlements, if any, will be subject to and provided in accordance with the terms and conditions of the respective governing plan.

Richard G. Lindner

Dated: